Exhibit 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
Mary Ekman	Lara Wyss
206-318-8493	206-447-7950 ext. 52690

Starbucks Extends Form 10-Q Filing Deadline by Five Days
No Change to Q1 2005 EPS or Fiscal 2005 Targets

SEATTLE, February 11, 2005 – Starbucks Corporation (NASDAQ: SBUX) announced today that it is filing with the Securities and Exchange Commission (SEC) for a five-day extension of the filing date for its first quarter fiscal 2005 Form 10-Q. The purpose of this extension is to incorporate the views expressed by the Office of the Chief Accountant of the SEC on February 7, 2005, in a letter to the American Institute of Certified Public Accountants regarding certain operating lease accounting issues and their application under generally accepted accounting principles. Starbucks Form 10-Q, which was due to be filed with the SEC on February 11, 2005, will be filed by February 16, 2005.

Company management has made a preliminary determination that its current method of accounting for leasehold improvements funded by landlord incentives or allowances under operating leases (tenant improvement allowances) and its current method of accounting for rent holidays are not consistent with the views expressed by the SEC staff earlier this week. These matters will not impact the Company’s previously reported first quarter 2005 earnings per share, its fiscal 2005 earnings per share target range of $1.15-$1.17 or its longer term goal to increase earnings per share by 20 to 25 percent per year for the next three to five years.

“For the last 12 years, Starbucks has been accounting for tenant improvement allowances and rent holidays using methods that have been commonly utilized by a number of prominent restaurant and other retail companies, and which we thought were most appropriate to our circumstances,” stated Michael Casey, executive vice president and chief financial officer. “However, on February 7th, the SEC staff’s views made it clear that our accounting for these items was incorrect. We will use this five-day filing extension for our first quarter Form 10-Q to allow the appropriate time to address these matters and to give our auditors and audit committee time to review the filing.”

For tenant improvement allowances, the Company expects that Cost of Sales Including Occupancy Costs will decrease and Depreciation and Amortization Expenses will increase by the same amount. This correction will not change previously reported earnings per share for the quarter ended January 2, 2005. The Company also expects that Net Property, Plant and Equipment and Total Assets will increase, and there will be corresponding increases in Accrued Occupancy Costs, Other Long-Term Liabilities, and Total Liabilities and Shareholders’ Equity as of January 2, 2005.

For rent holidays, the Company expects that Cost of Sales Including Occupancy Costs will decrease and Net Earnings will increase by an immaterial amount that is not expected to change previously reported earnings per share for the quarter ended January 2, 2005.

The Company has not yet reached a final decision as to whether these matters will require a restatement of prior period financial statements, but believes that a restatement is likely. If so, the Company believes that for rent holidays there would be a reduction in beginning Retained Earnings in fiscal 2002 and subsequent immaterial increases in reported Net Earnings for fiscal years 2002 through 2004. In addition, for tenant improvement allowances there would be corrections similar to those previously described.

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including expected impacts from the accounting corrections described above and anticipated trends in or expectations regarding the Company’s net earnings and earnings per share results, are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors including but not limited to, further examination of the Company’s operating leases, coffee, dairy and other raw material prices and availability, successful execution of internal performance and expansion plans, fluctuations in U.S. and international economies and currencies, ramifications from the war on terrorism, or other international events or developments, the impact of initiatives by competitors, the effect of legal proceedings, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Certain Additional Risks and Uncertainties” section of Starbucks Annual Report on Form 10-K for the fiscal year ended October 3, 2004.

Starbucks Corporation is the leading retailer, roaster and brand of specialty coffee in the world, with approximately 9,000 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering the highest quality coffee and the Starbucks Experience while conducting its business in ways that produce social, environmental and economic benefits for communities in which it does business. In addition to its retail operations, the Company produces and sells bottled Frappuccino® coffee drinks, Starbucks DoubleShot® coffee drink, and a line of superpremium ice creams through its joint venture partnerships. The Company’s brand portfolio provides a wide variety of consumer products. Tazo Tea’s line of innovative superpremium teas and Hear Music’s exceptional compact discs enhance the Starbucks Experience through best-of-class products. The Seattle’s Best Coffee® and Torrefazione Italia® Coffee brands enable Starbucks to appeal to a broader consumer base by offering an alternative variety of coffee flavor profiles.

© 2005 Starbucks Coffee Company. All rights reserved.

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